Exhibit 99.1

Montpelier Re Holdings Ltd. Settles Remaining Forward Share Agreement and Terminates Share Issuance Agreement

HAMILTON, Bermuda — (BUSINESS WIRE) — Montpelier Re Holdings Ltd. (NYSE:MRH); (the “Company”) announced today that it has agreed to an early termination of its outstanding forward share agreement and share issuance agreement with an affiliate of Credit Suisse Securities (USA) LLC (“Credit Suisse”).

The outstanding forward share agreement provided for sales of the Company’s common shares in two tranches, each relating to 3,960,000 shares. The first tranche, which was scheduled to settle over a twenty business day period beginning on October 8, 2009, was subject to an $11.25 forward floor price and a $22.00 forward cap price. The second tranche, which was scheduled to settle over a twenty business day period beginning on November 11, 2009, was subject to an $11.25 forward floor price and a $23.00 forward cap price.  Under the terms of the related share issuance agreement, the Company issued common shares to Credit Suisse in 2006 for an amount equal to the par value of such common shares.

In connection with the termination of the agreements, on March 4, 2009, Credit Suisse will: (i) make a $32.0 million cash payment to the Company; and (ii) deliver to the Company, in exchange for a cash payment of $0.01, 5,920,000 of the 7,920,000 common shares previously issued to them under the share issuance agreement.

Chris Harris, President and Chief Executive Officer, commented, “The early settlement of these agreements, which has the same effect as the Company issuing 2,000,000 common shares, provides us with $32.0 million of equity capital on terms that are accretive to both our current market and fully converted book values per share. We will use these funds to provide additional underwriting support to our clients in the current capacity-constrained reinsurance market.”

The Company, through its operating subsidiaries, is a premier provider of global property and casualty reinsurance and insurance products. Additional information can be found in Montpelier’s public filings with the Securities and Exchange Commission.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements within the meaning of the United States (the “U.S.”) federal securities laws, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that are not historical facts, including statements about our beliefs and expectations. These statements are based upon current plans, estimates and projections. Forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and various risk factors, many of which are outside the Company’s control, that could cause actual results to differ materially from such statements. See “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the Securities and Exchange Commission. In particular, statements using words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar import generally involve forward-looking statements.

Important events and uncertainties that could cause our actual results, future dividends or future common share repurchases to differ include, but are not necessarily limited to: market conditions affecting our common share price; the possibility of severe or unanticipated losses from natural or man-made catastrophes, in particular catastrophes that are weather-related; the effectiveness of our loss limitation methods; our dependence on principal employees; our ability to execute the business plans of Syndicate 5151 and MUSIC effectively; increases in our general and administrative expenses due to new business ventures, which expenses may not be recoverable through additional profits; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market and our ability to capitalize on those opportunities; the sensitivity of our business to financial strength ratings established by independent rating agencies; the inherent uncertainty of our risk management process, which is subject to, among other things, industry loss estimates and estimates generated by modelling techniques; the accuracy of estimates reported by cedants and brokers on pro-rata contracts and certain excess of loss contracts where a deposit or minimum premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, particularly on longer-tail classes of business such as casualty; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic and financial market conditions; changes in and impact of governmental legislation or regulation, including changes in tax laws in the jurisdictions where we conduct business; our ability to assimilate effectively the additional regulatory issues created by our entry into new markets; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in the reinsurance industry; declining demand due to increased retentions by cedants and other factors; the impact of terrorist activities on the economy; rating agency policies and practices; unexpected developments concerning the small number of insurance and reinsurance brokers upon whom we rely for a large portion of revenues; our dependence as a holding company upon dividends or distributions from our insurance and reinsurance operating subsidiaries; and the impact of foreign currency fluctuation.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. Source: Montpelier Re Holdings Ltd.

Contact: Montpelier Re Holdings Ltd., Hamilton

Investors: William Pollett, Treasurer & SVP 441-297-9576 or Media: Jeannine Klein Menzies, Corporate Affairs Manager 441-297-9570